Exhibit 99.2

Vanguard Natural Resources, LLC

Unaudited Pro Forma Consolidated Balance Sheet

The Company acquired certain producing and non-producing oil and gas properties and related liabilities from Apache on January 31, 2008. The following pro forma consolidated balance sheet has been prepared to reflect the acquisition as if it occurred on December 31, 2007. Pro forma statements of operations have not been provided as the use of forward-looking information would be necessary to meaningfully present the effects of the acquisition. This unaudited pro forma balance sheet has been prepared for comparative purposes only and may not reflect what would have occurred if the Company had completed the acquisition at an earlier date.This pro forma balance sheet should be read in conjunction with the audited December 31, 2007 consolidated financial statements of Vanguard Natural Resources, LLC.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31,

	Vanguard Historical 2007	Pro Forma Adjustments		Vanguard Pro Forma As Adjusted 2007
Assets
Current assets
Cash and cash equivalents	$3,109,563	$—		$3,109,563
Trade accounts receivable, net	4,372,731			4,372,731
Derivative assets	4,017,085			4,017,085
Other currents assets	453,198			453,198
Total current assets	11,952,577	—		11,952,577

Property and equipment
Furniture and fixtures	72,893			72,893
Machinery and equipment	138,719			138,719
Less: accumulated depreciation	(45,157)			(45,157)
Total property and equipment	166,455	—		166,455

Natural gas and oil properties, net - full cost method	106,983,349	73,393,177	(a)	182,225,433
		601,120	(a)
		1,247,787	(a)
Other assets
Derivative assets	1,329,511			1,329,511
Deferred financing costs	941,833	—		941,833
Non-current deposits	8,285,883	(7,830,000)	(b)	455,883
Other assets	1,519,577	—		1,519,577
Total assets	$131,179,185	$67,412,084		$198,591,269

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$1,056,627	$—		$1,056,627
Accounts payable - natural gas and oil	257,073			257,073
Payables to affiliates	3,838,328			3,838,328
Derivative liabilities	—	467,961	(a)	467,961
Accrued expenses	203,159			203,159
Total current liabilities	5,355,187	467,961		5,823,148

Long-term debt	37,400,000	65,563,177	(b)	102,963,177
Derivative liabilities	5,903,384	133,159	(a)	6,036,543
Asset retirement obligations	189,711	1,247,787	(a)	1,437,498
Total liabilities	48,848,282	67,412,084		116,260,366

Commitments and contingencies

Members’ equity
Members’ capital, 10,795,000 common units issued and outstanding at December 31, 2007	90,257,856			90,257,856
Class B units, 420,000 issued and outstanding at December 31, 2007	2,131,995			2,131,995
Other comprehensive loss	(10,058,948)			(10,058,948)
Total members’ equity	82,330,903	—		82,330,903

Total liabilities and members’ equity	$131,179,185	$67,412,084		$198,591,269

See notes to unaudited pro forma consolidated balance sheet

Vanguard Natural Resources, LLC and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)
To record the acquisition of certain producing and non-producing oil and gas properties and related liabilities from Apache. Total cash consideration of $73.4 million (afer consideration of preliminary purchase price adjustments of $4.9 million) plus assumption of oil swap derivative contracts for oil production from February 2008 through December 2011 ($0.6 million) and asset retirement obligation ($1.2 million).

(b)
To record the financing of the acquisition with borrowings from the Company’s reserve-based credit facility. The Company paid a cash deposit of $7.8 million upon signing the Purchase and Sale Agreement on December 21, 2007 and thus this portion of the financing was included in the Company’s debt balance at December 31, 2007.